EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact - (713) 960-9111
Investors - Steve Bender
Media - David R. Hansen

Westlake Announces First Quarter 2014 Earnings

▪	Earnings per share up 28% over Q1 2013

▪	Record quarterly Olefins segment income from operations of $272.3 million
Westlake Chemical Corporation (NYSE: WLK) today reported net income for the quarter ended March 31, 2014 of $158.0 million, or $1.18 per diluted share, on net sales of $1,027.7 million. This represents an increase in net income of $34.7 million, or $0.26 per diluted share, compared to first quarter 2013 net income of $123.3 million, or $0.92 per diluted share, on net sales of $864.6 million. Net sales for the first quarter of 2014 increased by $163.1 million compared to net sales for the first quarter of 2013, mainly attributable to higher sales volumes for polyethylene and ethylene, higher sales prices for most of our major products and sales contributed by our specialty PVC pipe business, which we acquired in May 2013. Income from operations was $248.1 million for the first quarter of 2014 as compared to $194.1 million for the first quarter of 2013. Income from operations for the first quarter of 2014 benefited primarily from higher olefins volumes and improved integrated product margins, as higher sales prices more than offset the increase in feedstock and energy costs as compared to the prior year period. The increase in first quarter 2014 income from operations was partially offset by the lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs associated with the planned maintenance turnaround of our Calvert City production facilities for the ethylene plant’s feedstock conversion and expansion project and other planned maintenance activities.
First quarter 2014 net income of $158.0 million, or $1.18 per diluted share, decreased from the $171.0 million, or $1.27 per diluted share, reported in the fourth quarter of 2013. First quarter 2014 sales of $1,027.7 million increased $76.1 million compared to sales of $951.6 million in the fourth quarter of 2013. The increase in sales in the first quarter of 2014 was largely due to higher sales prices for most of our major products, as well as higher sales volumes for polyethylene, caustic, and building products as compared to the fourth quarter of 2013. First quarter 2014 income from operations of $248.1 million decreased by $9.5 million from income from operations in the fourth quarter of 2013 of $257.6 million. The decrease in income from operations in the first quarter of 2014 as compared to the fourth quarter of 2013 was primarily due to higher propane feedstock costs, the severe winter weather and the lost sales and associated costs related to the planned maintenance turnaround of our Calvert City production facilities.
Albert Chao, President and Chief Executive Officer, said “We are pleased to report a 28% increase in first quarter net income as compared to the first quarter of last year despite the negative impact on earnings related to elevated propane costs, severe winter weather and the Calvert City planned maintenance turnaround. We also successfully completed the Calvert City ethylene plant conversion to ethane feedstock and its expansion by 180 million pounds a year in capacity in early April which allows our Vinyls segment to capture the advantageous ethylene cost position our Olefins segment has been benefitting from over the past several years and that we expect will continue into the foreseeable future.”
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $296.5 million for the first quarter of 2014 increased by $63.6 million compared to $232.9 million in the first quarter of 2013. EBITDA for the first quarter of 2014 decreased by $6.2 million compared to EBITDA of $302.7 million in the fourth quarter of 2013. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Net cash provided by operating activities was $212.5 million in the first quarter of 2014. Capital expenditures for the first quarter of 2014 were $110.7 million. As of March 31, 2014 we had cash and marketable securities of $776.3 million and our long-term debt was $763.9 million.

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OLEFINS SEGMENT
The Olefins segment reported income from operations of $272.3 million in the first quarter of 2014, an increase of $111.2 million compared to $161.1 million reported in the first quarter of 2013. The increase was primarily due to higher olefins integrated product margins as compared to the prior year period, as the increase in sales prices outpaced increases in feedstock and energy costs. In addition, first quarter 2014 income from operations benefited from higher polyethylene and ethylene sales volumes and improved production rates for most of our major products. Income from operations in the first quarter of 2013 was negatively impacted as a result of the lost production, unabsorbed fixed manufacturing costs and other costs associated with the turnaround and expansion of the Lake Charles Petro 2 ethylene unit.
Income from operations for the first quarter of 2014 for the Olefins segment of $272.3 million increased by $25.0 million from the $247.3 million reported in the fourth quarter of 2013. The increase in first quarter income from operations was primarily due to higher polyethylene sales prices and volumes, which were partially offset by higher ethane prices than in the fourth quarter of 2013.

VINYLS SEGMENT
The Vinyls segment reported an operating loss of $21.1 million in the first quarter of 2014 compared to income from operations of $43.7 million in the first quarter of 2013, a decrease of $64.8 million. This decrease was primarily driven by the lost sales, lower production rates and the expensing of $16.9 million related to unabsorbed fixed manufacturing costs and other costs associated with the planned maintenance turnaround of our Calvert City production facilities for the ethylene plant’s feedstock conversion and expansion and other planned maintenance activities. In addition, the Vinyls segment's first quarter 2014 operating results were negatively impacted by the severe winter weather and significantly higher propane costs, as average industry prices for propane increased by 50.2% as compared to the prior year period.
The Vinyls segment reported an operating loss of $21.1 million in the first quarter of 2014, a decrease of $39.7 million compared to income from operations of $18.6 million in the fourth quarter of 2013. The results for the first quarter of 2014 were negatively impacted by higher propane costs as compared to the fourth quarter of 2013 and the lost sales and costs associated with the planned maintenance turnaround of our Calvert City facilities.

The statements in this release and the related teleconference relating to matters that are not historical facts, such as statements regarding the advantageous ethylene cost position our Olefins business has been benefiting from over the past few years and that we expect to continue for the foreseeable future are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas from shale production; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC in February 2014.

Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's first quarter 2014 results will be held Monday, May 5, 2014 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To access the conference call, dial (800) 299-9630, or (617) 786-2904 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 25946075.
A replay of the conference call will be available beginning four hours after its conclusion until 11:59 p.m. Eastern Time on Monday, May 12, 2014. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 68118182.
The conference call will also be available via webcast at: http://phx.corporate-ir.net/phoenix.zhtml?c=180248&p=IROL-EventDetails&EventID= 5133048 and the earnings release can be obtained via the company's web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html.

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2014	2013
	(In thousands of dollars, except per share data)
Net sales	$1,027,676	$864,647
Cost of sales	740,666	636,838
Gross profit	287,010	227,809
Selling, general and administrative expenses	38,955	33,754
Income from operations	248,055	194,055
Interest expense	(9,157)	(6,281)
Other income, net	2,509	3,519
Income before income taxes	241,407	191,293
Provision for income taxes	83,375	67,946
Net income	$158,032	$123,347
Earnings per share: (1)
Basic	$1.18	$0.92
Diluted	$1.18	$0.92

_____________

(1)
On February 14, 2014, our Board of Directors authorized a two-for-one split of our common stock. Stockholders of record as of February 28, 2014 were entitled to one additional share for every share outstanding, which was distributed on March 18, 2014. Per share data for the three months ended March 31, 2013 have been restated to reflect the effect of the stock split.

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2014	December 31, 2013
	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$532,643	$461,301
Marketable securities	243,694	239,388
Accounts receivable, net	421,879	428,457
Inventories	439,009	471,879
Other current assets	50,038	48,057
Total current assets	1,687,263	1,649,082
Property, plant and equipment, net	2,150,643	2,088,014
Other assets, net	334,050	323,813
Total assets	$4,171,956	$4,060,909

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities (accounts payable and accrued liabilities)	$359,934	$404,858
Long-term debt	763,909	763,879
Other liabilities	479,541	473,569
Total liabilities	1,603,384	1,642,306
Stockholders' equity	2,568,572	2,418,603
Total liabilities and stockholders' equity	$4,171,956	$4,060,909

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WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2014	2013
	(In thousands of dollars)
Cash flows from operating activities
Net income	$158,032	$123,347
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	45,972	35,356
Deferred income taxes	8,275	29,466
Other balance sheet changes	226	(71,917)
Net cash provided by operating activities	212,505	116,252
Cash flows from investing activities
Additions to property, plant and equipment	(110,741)	(150,784)
Proceeds from disposition of assets	12	2
Proceeds from repayment of loan to affiliate	—	167
Proceeds from sales and maturities of securities	30,119	124,873
Purchase of securities	(49,025)	(94,903)
Settlements of derivative instruments	(409)	(679)
Net cash used for investing activities	(130,044)	(121,324)
Cash flows from financing activities
Dividends paid	(16,789)	(12,553)
Proceeds from exercise of stock options	2,158	1,590
Windfall tax benefits from share-based payment arrangements	3,512	3,844
Net cash used for financing activities	(11,119)	(7,119)
Net increase (decrease) in cash and cash equivalents	71,342	(12,191)
Cash and cash equivalents at beginning of period	461,301	790,078
Cash and cash equivalents at end of period	$532,643	$777,887

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended March 31,
	2014	2013
	(In thousands of dollars)
Net external sales
Olefins	$722,798	$582,845
Vinyls	304,878	281,802
	$1,027,676	$864,647
Income (loss) from operations
Olefins	$272,333	$161,058
Vinyls	(21,114)	43,663
Corporate and other	(3,164)	(10,666)
	$248,055	$194,055
Depreciation and amortization
Olefins	$26,647	$23,346
Vinyls	19,168	11,884
Corporate and other	157	126
	$45,972	$35,356
Other income (expense), net
Olefins	$1,454	$4,010
Vinyls	(34)	(425)
Corporate and other	1,089	(66)
	$2,509	$3,519

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME AND TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2013	2014	2013
	(In thousands of dollars)
EBITDA	$302,746	$296,536	$232,930
Less:
Provision for income taxes	87,100	83,375	67,946
Interest expense	3,161	9,157	6,281
Depreciation and amortization	41,513	45,972	35,356
Net income	170,972	158,032	123,347
Changes in operating assets and liabilities	23,968	46,198	(36,561)
Deferred income taxes	10,289	8,275	29,466
Net cash provided by operating activities	$205,229	$212,505	$116,252

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	First Quarter 2014 vs. First Quarter 2013		First Quarter 2014 vs. Fourth Quarter 2013
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+13.3%	+10.7%	+5.2%	+3.0%
Vinyls	+1.7%	+4.9%	+5.1%	+0.9%
Company	+9.5%	+8.8%	+5.2%	+2.3%

Average Quarterly Industry Prices (1)

	Quarter Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014
Ethane (cents/lb)	8.7	9.2	8.4	8.8	11.4
Propane (cents/lb)	20.5	21.6	24.4	28.4	30.8
Ethylene (cents/lb) (2)	63.3	58.5	54.3	52.3	55.1
Polyethylene (cents/lb) (3)	97.3	100.0	101.7	105.0	107.7
Styrene (cents/lb) (4)	85.9	81.8	83.2	81.8	86.9
Caustic soda ($/short ton) (5)	602.5	625.8	605.8	582.5	579.2
Chlorine ($/short ton) (6)	255.0	255.0	248.3	245.0	236.7
PVC (cents/lb) (7)	59.2	62.2	61.5	60.5	66.5
________________

(1)	Industry pricing data was obtained from IHS Chemical. We have not independently verified the data.

(2)	Represents average North American spot prices of ethylene over the period as reported by IHS Chemical.

(3)	Represents average North American contract prices of polyethylene low density film over the period as reported by IHS Chemical.

(4)	Represents average North American contract prices of styrene over the period as reported by IHS Chemical.

(5)	Represents average North American undiscounted contract prices of caustic soda over the period as reported by IHS Chemical.

(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS Chemical.

(7)	Represents average North American contract prices of PVC over the period as reported by IHS Chemical.